Prospectus Supplement No. 2 dated May 10, 1999                  Rule 424(b)(3)
To Prospectus dated August 14, 1998                         File No.:333-60985




2,315,483 Shares


ACE Limited


Ordinary Shares
(par value $0.041666667)




All of the ordinary shares of ACE Limited, a Cayman Islands company, offered hereby are being sold by the selling shareholders named herein. The ordinary shares are listed on the New York Stock Exchange under the symbol "ACL." On May 10, 1999, the last reported sales price of the ordinary shares on the New York Stock Exchange was $31-15/16 per share.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The ordinary shares will be purchased from the selling shareholders named herein by J.P. Morgan Securities Inc., as underwriter, at a price of $31.00 per share (resulting in $71,779,973 aggregate net proceeds (before expenses) to the selling shareholders). We will pay certain expenses of the offering estimated at $100,000.

The ordinary shares may be offered by the underwriter from time to time in one or more transactions (which may involve block transactions) on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated, subject to prior sale, when, as and if delivered to and accepted by the underwriter. See "Underwriting."

The selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

We expect delivery of and payment for the ordinary shares to occur on or about May 13, 1999.

J.P. Morgan & Co.

May 10, 1999

No person is authorized in connection with the offering to give any information or to make any representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, and any information or representation not contained or incorporated herein or therein must not be relied upon as having been authorized by us, the selling shareholders or the underwriter. This prospectus supplement and the accompanying prospectus relate solely to the ordinary shares and may not be used or relied on in connection with any other offer or sale of our securities. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or a solicitation of any offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this prospectus supplement nor the accompanying prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.

No action has been or will be taken by us, the selling shareholders or the underwriter that would permit a public offering of the ordinary shares or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us, the selling shareholders and the underwriter to inform themselves about and to observe any restrictions as to the offering of the ordinary shares and the distribution of this prospectus supplement and the accompanying prospectus.


                            Selling Shareholders

This Supplement No. 2 supplements the information contained in the prospectus of ACE Limited, a Cayman Islands company, dated August 14, 1998 as supplemented by Prospectus Supplement No. 1 dated May 4, 1999.

We have been informed by Insurance Partners Charman (Bermuda), L.P., a Bermuda limited partnership, and Insurance Partners Offshore
(Bermuda), L.P., a Bermuda limited partnership, that they have made pro rata distributions (the "Distributions") of an aggregate of 7,952,613 ordinary shares to their direct and indirect partners (each a "Partner"). The 2,315,483 ordinary shares being offered by the selling shareholders represent part of the ordinary shares registered on behalf of the Partners in the prospectus as supplemented.

The following table sets forth the name of each selling shareholder and the number of ordinary shares beneficially owned by each selling shareholder before the offering, all of which are being offered hereby. We have been informed by the selling shareholders that, except as set forth in the footnotes to the table, none of the selling shareholders has held any position, office or other material relationship with us or any of our affiliates within the past three years other than as a result of his, her or its ownership of ordinary shares (or securities convertible into or exercisable for ordinary shares). None of the figures below for any selling shareholder individually represents 1% or more of our outstanding ordinary shares.

                                                              Ordinary Shares
Name of Partner                                              Beneficially Owned
---------------                                              ------------------
A.P. Development & Services Corporation                                50,925
BancBoston Investments Inc.                                           127,313
Calconn Private Equities, L.P.                                         25,331
Cornerstone Private Equity, L.P.                                      318,282
Credit Suisse First Boston Fund Investments 1994, L.P. (1)            127,313
Guaranty National Insurance Company                                    19,097
Security Insurance Company of Hartford                                 44,560
JM Kaplan Fund, Inc.                                                   18,999
Kaplan Choate Special Situations, L.P.                                  6,333
The Lincoln National Life Insurance Company (2)                       254,626
National Academy of Sciences                                           25,331
Estate of Michael D. Palm                                              81,855
The Board of Trustees of the Leland Stanford Junior University         63,676
Sunapee Securities, Inc.                                               12,731
Trustees of the Estate of Bernice P. Bishop                           318,282
Jay S. Ralph                                                            1,591
Carol A. Rennie                                                         1,910
Scott A. Roberts (3)                                                    1,910
Richard E. Smith                                                        1,591
IPC GenPar (Bermuda) MGP, Ltd.                                            428
IPC GenPar (Bermuda) SLP, Ltd.                                            396
Insurance Partners Charman (Bermuda), L.P.                              5,815
R. David Andrews                                                        6,043
John R. Monsky                                                          5,186
Anthony P. Scotto                                                      17,361
Ian G. Wallace                                                          3,876
FW GenPar, Inc.                                                         2,236
Thomas R. Delatour                                                        346
Acadia Partners, L.P.                                                 467,000
Bradford E. Bernstein                                                   2,422
Arab Insurance Group (ARIG)                                            61,100
Artal Luxembourg S.A.                                                 122,200
Bermuda Investors Limited                                              61,100
Dresdner Bank AG, Grand Cayman Branch                                  54,990
Insurance Partners Offshore (Bermuda), L.P.                             2,953
IP/MCLP (Bermuda), Limited Partnership                                    375
--------------------------------

(1) An affiliate of Credit Suisse First Boston Fund Investments 1994, L.P. served as a financial advisor to the Company in 1998 and received customary fees for such services.

(2) In addition to the Ordinary Shares offered hereby, The Lincoln National Life Insurance Company owns 3,100 Ordinary Shares of the Company.

(3) Mr. Roberts is employed by Scudder Kemper, a firm that provides money management services for Tempest Reinsurance Company Limited, a subsidiary of ACE.

                                Underwriting

Under the terms and subject to the conditions contained in a stock purchase agreement dated the date of this prospectus supplement, J.P. Morgan Securities Inc., the underwriter, has agreed to purchase, and the selling shareholders have agreed to sell to it, the ordinary shares offered hereby. Under the terms and conditions of the stock purchase agreement, the underwriter is obliged to take and pay for all such ordinary shares, if any are taken.

It is expected that all or a substantial portion of the ordinary shares offered hereby may be sold by the underwriter to purchasers in one or more transactions (which may involve block transactions) on the NYSE or on other national securities exchanges on which the ordinary shares are traded or otherwise. The distribution of the ordinary shares may also be effected from time to time in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of the NYSE or such other exchanges, in the over-the-counter market, in negotiated transactions through the writing of options on the ordinary shares (whether such options are listed on an options exchange or otherwise), or in a combination of such methods at prevailing market prices or at negotiated prices. The underwriter may effect such transactions by selling ordinary shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or the purchasers of such ordinary shares for whom they may act as agents or to whom they may sell as principal.

In connection with the sale of the ordinary shares, the underwriter may receive compensation from purchasers of the ordinary shares for whom it may act as agent or to whom it may sell as principal in the form of commissions or discounts, in each case in amounts which will not exceed those customary in the types of transactions involved. The underwriter and any dealers that participate in the distribution of the ordinary shares may be deemed to be underwriters, and any discounts received by them from the Company and any compensation received by them on resale of the ordinary shares by them may be deemed to be discounts and commissions, under the Securities Act.

The selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

From time to time in the ordinary course of its business, the underwriter and its affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with us.